Portillo’s Appoints Brett Patterson as President & Chief Executive Officer

CHICAGO – February 11, 2026 – Portillo's, the iconic Chicago-based fast-casual restaurant famous for its Italian beef sandwiches, Chicago-style hot dogs, char-broiled burgers, crinkle-cut fries, cake shakes and more, today announced the appointment of restaurant industry veteran Brett Patterson as President and Chief Executive Officer (CEO), effective Monday, February 23, 2026. Patterson will also join the Company’s Board of Directors.

Patterson brings extensive leadership experience across large, national restaurant brands, with a strong background in operations, team development, and driving sustainable growth. Throughout his career, he has been recognized as a people-first leader with a proven ability to deliver strong returns and long-term profitability.

“Brett has all the right qualities to lead Portillo’s into its next chapter of growth,” says Michael A. Miles, Jr., Chairman of the Board. “He brings the strategic mindset, operations expertise, and leadership style needed to grow this brand, while preserving what makes Portillo’s so special and unique. Having worked his way up through the ranks and served in virtually every operational role within a restaurant, he understands the business from the ground up and the people who make it a success every day. The Board, the executive team, and I are confident that he will honor our legacy while helping position the Company to deliver long-term value for our shareholders, guests, and team members.”

In his role, Patterson will be responsible for leading the Company’s overall strategy, with a focus on market positioning, new restaurant growth, and operational excellence, while continuing to invest in team members and elevate the guest experience.

“I am incredibly excited and honored to join Portillo’s,” said Patterson. “This is a tremendous brand with a powerful culture, an incredibly passionate fan base, a long runway for growth, and a team that truly cares about delivering great experiences. From the moment I stepped into Portillo’s, I recognized that it was a special brand with great food and truly dedicated teams. It’s clear this is a people-first organization where passion runs deep. I look forward to working alongside these talented teams to build on what differentiates Portillo’s while driving profitable, sustainable results.”

About Portillo’s
Portillo’s (NASDAQ: PTLO) is a one-of-a-kind brand that has grown from a small hot dog trailer in Chicago to more than 100 restaurants across 11 states. Known for its unique menu of craveable Italian beef sandwiches, Chicago-style hot dogs, char-broiled burgers, fresh salads and iconic chocolate cake, Portillo’s is beloved in both its home of Chicagoland and across new and growing markets. Portillo’s operates a company-owned model of not just restaurants – but experience-focused destinations that blend dine-in, drive-thru, takeout and delivery to serve our guests with the food they crave. And now, after six decades of success and counting,

Portillo’s is on a mission to bring its iconic food and unforgettable dining experience to guests across the country.

Guests can join Portillo’s Perks, the brand’s loyalty program, at Portillos.com/perks to earn and redeem delicious rewards. Every visit brings fans closer to exclusive perks, badges and surprise offers. Fans can also download the Portillo’s App for iOS or Android or visit Portillo’s website to order ahead for pickup or delivery and get the best dill on these bun-believably delicious Chicago-style favorites and more. Plus, Portillo’s ships its craveworthy food to all 50 states via its website.

Media Contact:
Sara Wirth
Director, PR & Communications
Press@portillos.com

Investor Contact:
Chris Brandon
VP, Investor Relations
cbrandon@portillos.com